PRICING SUPPLEMENT No. 1880B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated November 21, 2013 $18,390,000 Deutsche Bank AG Trigger Performance Securities
Linked to a Global Index Basket due November 28, 2018
Investment Description
The Trigger Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of a weighted basket (the “Basket”) of three indices, consisting of the S&P 500® Index (the “SPX Index”), the EURO STOXX 50® Index (the “SX5E Index”) and the MSCI Emerging Markets Index (the “MXEF Index”) (each, a “Basket Component”). If the Basket Return is positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the Basket Return multiplied by the Participation Rate of 102.25%. If the Basket Return is zero or negative and the Final Basket Level is greater than or equal to the Trigger Level, which is set equal to 50% of the Initial Basket Level, Deutsche Bank AG will repay the Face Amount of the Securities at maturity. However, if the Final Basket Level is less than the Trigger Level, you will be fully exposed to the negative Basket Return and Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the level of the Basket. Investing in the Securities involves significant risks. You will not receive coupon payments during the 5-year term of the Securities. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Basket Components. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑ Participation in Positive Basket Returns: If the Basket Return is positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Basket Return multiplied by the Participation Rate. If the Basket Return is negative, investors may be exposed to the decline in the level of the Basket at maturity.
❑ Downside Exposure with Contingent Repayment of the Face Amount at Maturity: If the Basket Return is zero or negative and the Final Basket Level is greater than or equal to the Trigger Level, the Issuer will repay the Face Amount of the Securities at maturity. However, if the Final Basket Level is less than the Trigger Level, the Issuer will pay less than the Face Amount of the Securities, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the level of the Basket. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date	November 21, 2013
	Settlement Date	November 26, 2013
	Final Valuation Date1	November 21, 2018
	Maturity Date1	November 28, 2018
1See page 4 for additional details.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Performance Securities Linked to the performance of a weighted basket of three indices. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Basket Component	Ticker Symbol	Basket Weighting	Initial Component Level	Initial Basket Level	Participation Rate	Trigger Level	CUSIP/ ISIN
S&P 500® Index	SPX	30.00%	1,795.85	100	102.25%	50, equal to 50.00% of the Initial Basket Level	25155G856 / US25155G8565
EURO STOXX 50® Index	SX5E	30.00%	3,044.34
MSCI Emerging Markets Index	MXEF	40.00%	1,004.24
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.591 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement No. 1, product supplement B, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Trigger Performance Securities linked to a Global Index Basket
Per Security	$10.00	$0.25	$9.75
Total	$18,390,000.00	$459,750.00	$17,930,250.00
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$18,390,000.00	$2,368.63

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with the underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the SEC website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Performance Securities Linked to a Global Index Basket that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of a hypothetical investment in the Basket Components or in the stocks included in the Basket Components.

♦    You believe that the level of the Basket will increase over the term of the Securities.

♦    You would be willing to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦    You do not seek current income from your investment and are willing to forgo any dividends or any other distributions paid on the stocks included in the Basket Components for the 5-year term of the Securities.

♦    You seek an investment with exposure to companies in the Eurozone and emerging markets.

♦    You are willing and able to hold the Securities, which have a term of approximately 5 years, to maturity, and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of a hypothetical investment in the Basket Components or in the stocks included in the Basket Components.

♦    You believe that the level of the Basket will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦    You would be unwilling to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦    You do not seek an investment with exposure to companies in the Eurozone and emerging markets.

♦    You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the stocks included in the Basket Components for the 5-year term of the Securities.

♦    You are unwilling or unable to hold the Securities, which have a term of approximately 5 years, to maturity, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms				Investment Timeline
Issuer	Deutsche Bank AG, London Branch

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Issue Price	100% of the Face Amount per Security
Face Amount	$10.00
Term	Approximately 5 years
Trade Date	November 21, 2013
Settlement Date	November 26, 2013
Final Valuation Date1	November 21, 2018
Maturity Date1, 2	November 28, 2018
Basket	Basket Component	Ticker	Weighting
	S&P 500® Index	(“SPX”)	30.00%
	EURO STOXX 50® Index	(“SX5E”)	30.00%
	MSCI Emerging Markets Index	(“MXEF”)	40.00%
Trigger Level	50, equal to 50% of the Initial Basket Level
Participation Rate	102.25%
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Basket Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities that provides you with the Face Amount of $10.00 plus a return equal to the Basket Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Basket Return × Participation Rate)

If the Basket Return is zero or negative and the Final Basket Level is greater than or equal to the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Final Basket Level is less than the Trigger Level on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment at maturity less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Basket, calculated as follows:

$10.00 + ($10.00 × Basket Return)

In this scenario, you will lose a substantial portion or all of the Face Amount in an amount proportionate to the percentage decline in the level of the Basket.

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level
The Final Basket Level will be calculated as follows:

100 x [1 + (SPX Index return x 30.00%) + (SX5E Index return x 30.00%) + (MXEF Index return x 40.00%)]

The SPX Index return, SX5E Index return and MXEF Index return refers to the Basket Component Return for the S&P 500® Index, the EURO STOXX 50® Index and the MSCI Emerging Markets Index, respectively.

Basket Component Return	For each Basket Component: Final Component Level — Initial Component Level Initial Component Level
Initial Component Level	The closing level of the applicable Basket Component on the Trade Date For the SPX Index, 1,795.85. For the SX5E Index, 3,044.34. For the MXEF Index, 1,004.24.
Final Component Level	The closing level of the applicable Basket Component on the Final Valuation Date

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the Securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative and if the Basket Return is negative, whether the Final Basket Level is less than the Trigger Level. If the Final Basket Level is less than the Trigger Level, you will be fully exposed to any negative Basket Return, and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Basket. Accordingly, you will lose a significant portion or all of your initial investment if the Final Basket Level is less than the Trigger Level.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Basket at such time is greater than the Trigger Level at the time of sale.  You can receive the full potential benefit of the Trigger Level only if you hold your Securities to maturity.

♦
The Participation Rate Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Basket’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
Investing in the Securities Is Not the Same as Investing in the Basket Components or Stocks Included in the Basket Components — The return on your Securities may not reflect the return you would realize if you invested directly in the Basket Components or stocks included in the Basket Components. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of stocks included in the Basket Components would have.

♦
Changes in Closing Levels of the Basket Components May Offset Each Other — The Securities are linked to a weighted basket composed of the Basket Components. Where the Final Component Level of one or more of the Basket Components increases relative to the corresponding Initial Component Level(s), the Final Component Level of one or more of the other Basket Components may not increase by the same amount or may even decline. Therefore, in calculating the Final Basket Level, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset, by lesser increases or declines in the level of one or more of the other Basket Components. This effect is further amplified by the differing weights of the Basket Components. Changes in the MXEF Index, which has a 40% weighting in the Basket, will have a larger impact on the Basket Return than changes in the SPX Index or the SX5E Index, each of which has a lesser weighting of 30%.

♦
The Correlation Among the Basket Components Could Change Unpredictably — Correlation is the extent to which the levels of the Basket Components increase or decrease to the same degree at the same time. The value of the Securities may be adversely affected by increased positive correlation between the Basket Components, in particular when one Basket Component decreases. The value of the Securities may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

♦
The Issuer's Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer's estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer's estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent's commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer's estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent's commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
There Are Risks Associated With Investments in Securities Linked to the Values of Equity Securities Issued by Non-U.S. Companies — The SX5E Index and the MXEF Index include component stocks that are issued by companies incorporated outside of the U.S. Because the SX5E Index and the MXEF Index include component stocks traded outside the U.S., the Securities are subject to the risks associated with

non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Basket and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the SX5E Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

♦
The Return of the SX5E Index Will Not Be Adjusted for Changes in the Euro Relative to the U.S. Dollar — The SX5E Index is composed of stocks denominated in, and the level of the SX5E Index is calculated in, Euros. Even though the level of the SX5E Index is calculated in Euros and not in U.S. dollars, the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro. Therefore, if the Euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
We Are One of the Companies That Make Up the SX5E Index — We are one of the companies that make up the SX5E Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the SX5E Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the SX5E Index, or your securities. None of the other companies represented in the SX5E Index will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
The Value of the Securities Is Subject to Emerging Markets Risk — The value of the Securities is subject to the political and economic risks of emerging market countries by linking to the performance of the MXEF Index. The component stocks included in the MXEF Index include securities of companies that are located in an emerging market country and whose securities trade on the exchanges of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of the Securities and the amount payable to you on the Securities.

♦
The Value of the Securities Is Subject to Currency Exchange Rate Risk — Because the MXEF Index consists of securities denominated in foreign currencies that are converted in U.S. dollars for purposes of calculating the level of the MXEF Index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies (other than the U.S. dollar) represented in the MXEF Index. Of particular importance to currency exchange rate risk are:

♦   existing and expected rates of inflation;

♦   existing and expected interest rate levels;

♦   political, civil or military unrest;

♦   the balance of payments between countries; and

♦   the extent of governmental surpluses or deficits in the countries represented in the MXEF Index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the counties represented in the MXEF Index, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the MXEF Index strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall MXEF Index. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the level of the MXEF Index will be adversely affected and the value of the Securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the MXEF Index could affect the value of the Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components would have.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer's Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer's estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer's estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer's estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the level of the Basket will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦     the expected volatility of the Basket Components;

♦     the composition of the Basket Components and any changes to the stocks included in the Basket Components;

♦     the market prices and dividend rates on the stocks composing the Basket Components and changes that affect those stocks and their issuers;

♦     the time remaining to the maturity of the Securities;

♦     interest rates and yields in the market generally;

♦     geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect the Basket Components or the markets generally;

♦     supply and demand for the Securities; and

♦     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities mature in 2018, their value may decline significantly due to the factors described above even if the level of the Basket remains unchanged from the Initial Basket Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Basket Components, and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the Basket Components or the stocks composing the Basket Components may adversely affect the market value of the stocks composing the Basket, the level of the Basket, and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies related to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Basket Components, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Basket Return and Payment at Maturity based on the closing levels of the Basket Components in the market. The calculation agent can postpone the determination of the Basket Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date. Deutsche Bank AG has determined the Issuer's estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Basket. The Initial Component Level for each Basket Component is set forth on the cover of this pricing supplement. The Final Component Level for each Basket Component and the Final Basket Level will be determined on the Final Valuation Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Basket Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Term:	5 years
Initial Basket Level	100
Trigger Level:	50 (50% of the Initial Basket Level)
Participation Rate:	102.25%
Initial Component Level of the SPX Index	1,700
Initial Component Level of the SX5E Index:	3,000
Initial Component Level of the MXEF Index:	1,000

Final Basket Level	Basket Return (%)	Payment at Maturity ($)	Return on Securities (%)
200.00	100.00%	$20.2250	102.250%
190.00	90.00%	$19.2025	92.025%
180.00	80.00%	$18.1800	81.800%
170.00	70.00%	$17.1575	71.575%
160.00	60.00%	$16.1350	61.350%
150.00	50.00%	$15.1125	51.125%
140.00	40.00%	$14.0900	40.900%
130.00	30.00%	$13.0675	30.675%
120.00	20.00%	$12.0450	20.450%
110.00	10.00%	$11.0225	10.225%
100.00	0.00%	$10.0000	0.000%
90.00	-10.00%	$10.0000	0.000%
80.00	-20.00%	$10.0000	0.000%
70.00	-30.00%	$10.0000	0.000%
60.00	-40.00%	$10.0000	0.000%
50.00	-50.00%	$10.0000	0.000%
40.00	-60.00%	$4.0000	-60.000%
30.00	-70.00%	$3.0000	-70.000%
20.00	-80.00%	$2.0000	-80.000%
10.00	-90.00%	$1.0000	-90.000%
0.00	-100.00%	$0.0000	-100.000%

Example 1 – On the Final Valuation Date, the Final Component Levels of the SPX Index and the SX5E Index are greater than their respective Initial Component Levels while the Final Component Level of the MXEF Index is less than its Initial Component Level, resulting in a Basket Return of 10.00%.

Step 1:  Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Component Level	Final Component Level	Basket Component Return
SPX Index	1,700.00	2,014.50	18.50%

Basket Component	Initial Component Level	Final Component Level	Basket Component Return
SX5E Index	3,000.00	3,585.00	19.50%
MXEF Index	1,000.00	965.00	-3.50%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the Initial Component Level to the Final Component Level, calculated as follows:

Final Component Level – Initial Component Level
Initial Component Level

Step 2: Calculate the Final Basket Level.

The Final Basket Level is calculated as follows:

100 x [1 + (30.00% x 18.50%) + (30.00% x 19.50%) + (40.00% x -3.50%)] = 110

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Final Basket Level — Initial Basket Level	=	110 — 100	= 10.00%
Initial Basket Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $11.0225 per $10.00 Face Amount of Securities (a return of 10.225%), calculated as follows

$10.00 + ($10.00 × Basket Return × Participation Rate)

$10.00 + ($10.00 x 10.00% x 102.25%) = $10.00 + $1.0225 = $11.0225

Example 2 – On the Final Valuation Date, the Final Component Level of the SPX Index is greater than its Initial Component Level while the Final Component Levels of the SX5E Index and MXEF Index are less than their respective Initial Component Levels, resulting in a Basket Return of -10.00%.

Step 1:  Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Component Level	Final Component Level	Basket Component Return
SPX Index	1,700.00	2,048.50	20.50%
SX5E Index	3,000.00	2,445.00	-18.50%
MXEF Index	1,000.00	735.00	-26.50%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the Initial Component Level to the Final Component Level, calculated as follows:

Final Component Level – Initial Component Level
Initial Component Level

Step 2: Calculate the Final Basket Level.

The Final Basket Level is calculated as follows:

100 x [1 + (30.00% x 20.50%) + (30.00% x -18.50%) + (40.00% x -26.50%)] = 90

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Final Basket Level — Initial Basket Level	=	90 — 100	= -10.00%
Initial Basket Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is negative and the Final Basket Level is greater than the Trigger Level, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Face Amount of Securities (a return of 0.00%).

Example 3 – On the Final Valuation Date, the Final Component Level of each Basket Component is less than its respective Initial Component Level, resulting in a Basket Return of -70.00%.

Step 1:  Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Component Level	Final Component Level	Basket Component Return
SPX Index	1,700.00	467.50	-72.50%
SX5E Index	3,000.00	615.00	-79.50%
MXEF Index	1,000.00	390.00	-61.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the Initial Component Level to the Final Component Level, calculated as follows:

Final Component Level – Initial Component Level
Initial Component Level

Step 2: Calculate the Final Basket Level.

The Final Basket Level is calculated as follows:

100 x [1 + (30.00% x -72.50%) + (30.00% x -79.50%) + (40.00% x -61.00%)] = 30

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Final Basket Level — Initial Basket Level	=	30 — 100	= -70.00%
Initial Basket Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is negative and the Final Basket Level is less than the Trigger Level, Deutsche Bank AG will pay you a Payment at Maturity of $3.00 per $10.00 Face Amount of Securities (a return of -70.00%), calculated as follows:

$10.00 + [$10.00 × Basket Return]

$10.00 + [$10.00 x -70.00%] = $10.00 + -$7.00 = $3.00

If the Final Basket Level is less than the Trigger Level, you will be fully exposed to any negative Basket Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Basket. Under these circumstances, you will lose a significant portion or all of the Face Amount at maturity. Any payment on the Securities, including any repayment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The S&P 500® Index
The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Indices — The S&P Dow Jones Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the S&P 500® Index from November 21, 2008 to November 21, 2013. The closing level of the S&P 500® Index on November 21, 2013 was 1,795.85 We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation or verified such information. The historical levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Component Level of the SPX Index or any future closing level of the SPX Index. We cannot give you assurance that the performance of the SPX Index will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

The EURO STOXX 50® Index
The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. This is just a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Indices — EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the EURO STOXX 50® Index from November 21, 2008 to November 21, 2013. The closing level of the EURO STOXX 50® Index on November 21, 2013 was 3,044.34. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation or verified such information. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Component Level of the SX5E Index or any future closing level of the SX5E Index. We cannot give you assurance that the performance of the SX5E Index will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index is designed to measure equity market performance of global emerging markets. The MSCI Emerging Markets Index includes components from all countries covered by the MSCI International Equity Indices that are designated by MSCI as Emerging Markets. Each of the emerging markets component country indices is a sampling of equity securities across industry groups in such country’s equity markets. This is just a summary of the MSCI Emerging Markets Index. For more information on the MSCI Emerging Markets Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Indices — The MSCI Indices — MSCI Emerging Markets Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the MSCI Emerging Markets Index from November 21, 2008 to November 21, 2013. The closing level of the MSCI Emerging Markets Index on November 21, 2013 was 1,004.24. We obtained the closing levels of the MSCI Emerging Markets Index from Bloomberg, and we have not participated in the preparation or verified such information. The historical levels of the MSCI Emerging Markets Index should not be taken as an indication of future performance and no assurance can be given as to the Final Component Level of the MXEF Index or any future closing level of the MXEF Index. We cannot give you assurance that the performance of the MXEF Index will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

The Basket
The following graph shows the hypothetical historical Final Basket Level based on the daily closing levels of the Basket Components from November 21, 2008 to November 21, 2013, assuming that the Final Basket Level on November 21, 2013 was 100. On November 21, 2008, the closing level of the SPX Index was 800.03, the closing level of the SX5E Index was 2,165.91 and the closing level of the MXEF Index was

467.63.  We obtained the closing levels of each of the Basket Components from Bloomberg, and we have not participated in the preparation or verified such information. The closing level of the Basket for each day from November 21, 2008 to and including November 21, 2013, for purposes of the graph below, was obtained by using the formula for the calculation of the Final Basket Level described herein (except that the Initial Basket Level would be 53.33 on November 21, 2008 if we assume the Final Basket Level was 100 on November 21, 2013). For purposes of the Securities and the determination of the Payment at Maturity, the Initial Basket Level was set equal to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the Securities, including on the Final Valuation Date.

Future performance of the Basket may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the Securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.